Exhibit 99

For Further Information Contact:
Chet Bridger at 716-842-5182	For Immediate Release

John L. Pett Retires from M&T Bank

BUFFALO, NY—John L. Pett, executive vice president and chief credit officer of M&T Bank, has retired effective July 1, 2004, after a long and successful career with the bank. Mr. Pett has been with M&T since 1977 and has been the bank’s chief credit officer since 1983.

“John Pett has been a top notch credit officer and his work has helped the bank maintain one of the finest lending records in the industry through times of both economic expansion and recession,” said Robert G. Wilmers, chairman of M&T Bank Corp.

“On behalf of the board of directors, I want to thank John for his service to the company and wish him well,” Wilmers said.

Mr. Pett holds a B.S. in Business Management from Gannon University, an MBA in Finance from DePaul University, and completed the Harvard Business School’s Advanced Management Program. He is a member of the U.B. School of Management Dean’s Advisory Council and also served as a Captain in the U.S. Marine Corps.

Robert J. Bojdak, senior vice president and deputy credit officer, has been promoted to executive vice president of M&T Bank and will assume the position of chief credit officer.

Mr. Bojdak joined M&T in 2002 after 23 years of combined experience with Mellon Bank and Key Bank. He served as an executive vice president and northeast regional credit executive for Key Bank from 1996 until 2002. Bojdak has a Bachelor’ s Degree in finance from Georgetown University and an MBA from the University of Michigan.

M&T is headquartered in Buffalo, New York, and has branches in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia.

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